Exhibit 99.1

Conference Call Transcript

SCST — SCS Transportation Announces Sale of Jevic; Company To Focus on Growing Profitable Saia Subsidiary and Become Pure-Play Multi-Region LTL Carrier; Corporate Headquarters To Be Relocated To Duluth, Georgia
EVENT DATE/TIME: JUL. 03. 2006 / 7:30AM CT

PRESENTATION

Operator

Good morning ladies and gentlemen. My name is Sharita, and I will be your conference facilitator today. At this time I would like to welcome everyone to your SCS Transportation Jevic sale conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period. (OPERATOR INSTRUCTIONS) It is now my pleasure to turn the floor over to your host, Mr. Greg Drown. Sir, you may begin your conference.

Greg Drown - SCS Transportation — Investor Relations

Thank you, Sharita, and good morning everyone. On the call this morning are Bert Trucksess, our Chairman and CEO and Jim Bellinghausen, our Vice President of Finance and CFO. Before we begin you should know that during this call we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our most recent SEC filings for more information on the risk factors that could cause actual results to differ. With that I would like to turn the call over to Bert.

Bert Trucksess - SCS Transportation — Chairman, CEO

Thank you, Greg, and good morning everyone. I want to thank everyone on our call today for joining us this morning, especially in the middle of what for many of you is a long holiday weekend. It certainly was not our intention to impose on your weekend plans, but as you know, we have a number of important announcements. And obviously the financial markets are open today.

That said, let’s turn to these important announcements. As you all know by now, on Friday afternoon we announced that we have completed the sale of Jevic our hybrid LTL and truckload carrier, to an affiliate of Sun Capital Partners. The sale of Jevic marks the conclusion of our Board’s evaluation of strategic alternatives formally commenced in late January. With the completion of this transaction, we will now be solely focused on growing our profitable Saia subsidiary. We also announced certain Board and management appointments and the relocation of our corporate headquarters.

I will begin by discussing the evaluation of strategic alternatives that commenced in January. Over the past several months, our Board of Directors, together with its financial adviser Morgan Keegan, thoroughly and carefully evaluated a range of strategic alternatives with one goal in mind, to enhance value for all shareholders. As a result of this process, our Board concluded that Jevic, which has not achieved acceptable levels of profitability for several years, is not core to the long-term direction of the Company and that the sale of Jevic is in the best interest of our shareholders.

Under the terms of the transaction, an affiliate of Sun Capital Partners, a leading private equity firm, has acquired Jevic. The transaction consideration consists of an estimated cash purchase price of $40 million subject to a final working capital adjustment. The transaction also includes an additional $12 million in current cash income tax benefits from structuring the transaction as an asset sale for tax purposes.

In addition, we estimate the transaction fees and related expenses will be approximately $1 million. We are pleased to have completed this transaction with Sun Capital, which we believe is the best outcome for Jevic, as well as SCS Transportation, our employees and most importantly, our shareholders. We believe that as a private company Jevic will be best positioned for a successful turnaround. We believe the highly dedicated and hard-working Jevic employees, led by Dave Gorman and his management team, will continue to build and enhance the Jevic brand under new ownership.

With that said, I would next like to turn your attention to Saia. Most of you on today’s call know Saia very well. Saia is a leading multiregional LTL carrier that serves 30 states across the South, Southwest, Midwest, Pacific Northwest and the West. Saia specializes in offering customers a range of regional and interregional LTL services, including time definite and expedited options. Saia also provides selected truckload services. Based in Duluth, Georgia, Saia operates a network of 128 terminals and has approximately 7100 employees. Our Board believes that the Company can best fulfill its upside potential by leveraging Saia’s demonstrated execution capabilities and growth trends.

From 2001 through 2005 Saia has had five-year compounded annual growth rates of 16% for revenue and 30% for operating income. Saia has successfully expanded its coverage from 12 states in 2000 to 30 states today by integrating three regional carriers. Saia has achieved 17 consecutive quarters, or more than four years, of year-over-year operating income improvement. For the first quarter of 2006 Saia reported revenue of $205 million and operating income of $12 million. This represented increases of 23% and 39% respectively over the first quarter of 2005.

For full year 2005 Saia reported revenue of $754 million and operating income of $48 million excluding a real estate gain. This represented increases of 17% and 35% respectively over prior year results. While Saia’s past performance has been strong, our Board also believes that Saia has extremely favorable prospects for future growth. Saia is well positioned to benefit from continued geographic expansion and industry consolidation.

As I mentioned, Saia currently operates in 30 states, and our future strategy is to continue to expand its footprint. This not only adds volume from new customers, but also provides opportunities for additional volumes from existing customers. We believe Saia is poised to increase share in newer markets, including the Western an Upper Midwestern regions of the U.S. where the Saia brand continues to develop.

Saia is growing its high margin guaranteed and expedited segment with the 2005 introduction of their industry leading Xtreme Guarantee product. Saia is a recognized leader in the fastest-growing LTL segment of high service one and two day regional business. And as its geographic footprint expands, Saia is pursuing the related opportunities to penetrate the three plus day interregional market with continued service enhancement.

Saia is a top tier LTL service provider that has a solid track record of growth and profit improvement. Saia has achieved these results through increased tonnage, improving density and yields, along with effective cost management. Saia has also invested substantially in technology, training and business processes to enhance its ability to monitor and manage customer service operations and profitability. Our Board strongly believes that Saia is well positioned for continued profitable growth and value creation. The proceeds from that Jevic transaction will be an important financing source for future growth initiatives. We believe that continuing to execute Saia’s strategic initiatives should generate outstanding returns for our shareholders.

With the sale of Jevic and the Company’s now sole focus on Saia’s operations, we believe that it makes strategic and financial sense to consolidate our corporate functions at Saia’s headquarters. As a result, SCS’s corporate headquarters in Kansas City, Missouri will be consolidated and relocated to Saia’s headquarters in Duluth, Georgia. Our Kansas City office currently performs or oversees the treasury, accounting, tax, legal and other holding company functions and employs seven people. We expect this headquarters consolidation to be completed by the end of the fiscal year.

Also, in light of all these developments, we plan to rebrand the Company’s corporate identity to Saia during the second half of 2006. I would now like to briefly discuss some of the management and Board appointments we also announced on Friday. First, I am pleased and honored to report that Rick O’Dell, Saia’s President, has been appointed President of SCS Transportation effective immediately. Rick will succeed me as CEO following a transition period, which we expect to complete by calendar year-end. Rick has also been appointed to the Company’s Board of Directors with a term expiring at the 2007 annual meeting.

I have worked with Rick for over ten years now, and his achievements and experience at Saia make him uniquely qualified to lead the Company in its next phase of growth. As we now transition to a single segment Saia business, this is a natural succession of leadership, and it was my recommendation for Rick to take the helm of the new Company. I will continue to serve as Chairman and CEO of SCS Transportation through the transition period. After that time I will continue in a meaningful role here as Nonexecutive Chairman and also as a significant individual shareholder of the Company.

I am also pleased to announce that Jim Darby, Saia’s Vice President of Finance and Administration will succeed Jim Bellinghausen as Vice President of Finance and CFO of SCS Transportation effective September 1st. I want to welcome Jim Darby whose six years of experience at Saia will be invaluable in his new role. We are particularly indebted to Jim Bellinghausen for his substantial past contributions and outstanding performance. Jim will support the transition process through the end of the fiscal year, and we look forward to continuing to benefit from his experience during this time. With that, I would now like to turn the call over to Jim Bellinghausen. Jim.

Jim Bellinghausen - SCS Transportation — VP of Finance, CFO

Good morning everyone, and thanks for the kind words, Bert. First let me review the financial impact of the Jevic sale transaction. The transaction has two major components, first an estimated cash purchase price of $40 million subject to a final working capital adjustment. The second component is a $12 million current cash income tax benefit, which we expect to realize in the third and fourth quarters of this year. The tax benefit is the result of structuring the transaction as an asset sale for tax purposes under section 338-H10 of the code.

As Bert mentioned — already mentioned — we expect the transaction fees and related expenses will be approximately $1 million. Jevic will be reflected as a discontinued operation in the Company’s second quarter 2006 financial results. In connection with the sale of Jevic, the Company expects to record a non-cash after-tax charge of approximately $47 million or $3.15 a share in the second quarter of 2006. In connection with the consolidation of our corporate headquarters at Saia’s administrative offices in Duluth, Georgia, we expect record a pretax charge of $2.8 million or $0.11 per share, primarily in the second quarter and the balance in the second half of 2006. These restructuring costs are largely severance and stay incentives through the transition period.

Our forecasted 2006 holding company costs from continuing operations and before subsidiary allocations and restructuring costs are projected to be about $9.8 million. This assumes no significant change in equity based compensation plans for the balance of the year. We expect that the consolidation of our headquarters and the elimination of the Jevic segment will allow us to achieve annual holding company cost savings of approximately $2 million in 2007. We expect 2007 earnings to benefit from this holding company cost reduction as well as net interest savings resulting from the Jevic transaction proceeds.

I would now like to briefly present a pro forma financial picture of what we will look like on a standalone Saia Company. For 2005, annual revenues from continuing operations were $753 million. Operating income from continuing operations was $50.4 million, including the $7 million in real estate gain. And earnings per share from continuing operations was $1.64 per share. We will provide more details on the effect of discontinued operations on historical results in connection with our second-quarter conference call. Lastly, we expect 2006 capital expenditures from continuing operations to be approximately $80 to $90 million depending on the timing of several strategic real estate opportunities in Saia’s existing network. In addition, the Company continues to evaluate geographic expansion opportunities that will be over and above this amount. Now I will turn the call back to you Bert.

Bert Trucksess - SCS Transportation — Chairman, CEO

Thank you, Jim. That concludes our prepared remarks here today. We would now be happy to open up and answer any questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Jason Seidl, Credit Suisse Securities.

Jason Seidl - Credit Suisse — Analyst

A couple quick questions here. One, just to clear things up. Jim, you said interest savings on Jevic. Am I just to assume that is going to be interest income and there was no debt that went along with Jevic, was there?

Jim Bellinghausen - SCS Transportation — VP of Finance, CFO

There wasn’t any specific debt, but the proceeds that we received in the Jevic transaction would otherwise allow us to reduce any anticipated future borrowings for capital expenditure projects.

Bert Trucksess - SCS Transportation — Chairman, CEO

As we look forward, Jason, the growth initiatives that we see at Saia we would expect all things being equal to have increased our debt so these proceeds are going to enable us to fund those initiatives with less incremental debt.

Jason Seidl - Credit Suisse — Analyst

Okay. Fair enough. Also, Bert, you talked about expansionary opportunities for Saia. You mentioned some of the geographic locations. How should we think about Saia’s I guess willingness to either build out itself or enter the acquisition market again after Clark seems to have gone fairly well. Could you talk to us a little bit about the opportunities that are out there in the marketplace and also maybe how much organic expansion we’re going to see within Saia itself?

Bert Trucksess - SCS Transportation — Chairman, CEO

That’s a good question because, well first of within our existing geography we will continue to look at increasing capacity in markets that have grown. So that is something where several of these real estate projects that we have really are looking to build out capacity because we have outgrown some facilities. And in some other cases we had leased facilities that we need to own. But with respect to adjacent geography, if you go back in our history we really had a combination of success in both growing organically, as well as growing through acquisition. And if we can find a good acquisition candidate that would most likely be our preference, but we are not averse to growing through organic expansion. Good examples of that would be in the Carolinas and Virginia they were totally organic expansion opportunities and it worked well. So we will have an open mind to either approach.

Jason Seidl - Credit Suisse — Analyst

Bert, let me stick with Saia, and then I have one follow-up question for Jevic. Can you give us sort of a sense of some of the trends we are seeing at Saia, maybe a read on the economy that Saia is seeing from the LTL side?

Bert Trucksess - SCS Transportation — Chairman, CEO

We will probably wait until our July call to get into that other than I would just tell you in terms of short-term revenue trends and without looking at the full quarter but maybe looking at just April and May which are completed on a net basis, that is net of fuel surcharge, revenue was up over 16% and on a gross basis including fuel surcharge it was up over 20%.

Jason Seidl - Credit Suisse — Analyst

That’s good color. Thank you. A follow-up on Jevic here. Now obviously I think everyone is pleased to see that Jevic is no longer part of the holding company at least we are at Credit Suisse. Can you talk about the purchase price? Is it what you expected when you set out these strategic alternatives explorations, or do you think it was hurt a little bit by just exploring the sale itself with obviously Jevic’s numbers in the first quarter weren’t what you had hoped for, or I think at least for my sake weren’t what I had hoped for?

Bert Trucksess - SCS Transportation — Chairman, CEO

Well, I mean the value is what it is, and I look back, I feel very comfortable that we had a very comprehensive and thorough process. We looked at a lot of different alternatives, and with respect to Jevic it was broadly exposed to a range of potential buyers. And clearly Jevic’s first quarter results were more problematic to valuations, but that is where Jevic was performing, and as we were in discussions with different parties it became clear that the Sun Capital offer was the best offer from the standpoint of SCS shareholders. And I feel very comfortable that at the end of the day we have a very fair and acceptable end result.

Jason Seidl - Credit Suisse — Analyst

Okay. Listen, Bert, thank you for your time. I’m going to let somebody else have at it.

Operator

Jordan Alliger, Deutsche Bank.

Jordan Alliger - Deutsche Bank — Analyst

Just a quick follow-up question on sort of the landscape from a geographic expansion standpoint. Obviously you mentioned a couple of times that that would be part of the potential growth strategy as you have for a while. So I’m just sort of wondering as you look out there now is there opportunity that sort of is running through your door on a regular basis? Are you seeing consistent possibility? And now that the Jevic thing is done, from a timing perspective does this enhance the quickness with which you might look at things?

Bert Trucksess - SCS Transportation — Chairman, CEO

We do feel that there are good opportunities to expand Saia again either through acquisition or organic expansion. So we feel comfortable that there is good opportunities there. And secondly, I would tell you that the way we had been organized in the past, even though Jevic had it challenges, we were organized as a company that what was going on at Jevic wasn’t really in and of itself deferring or adversely affecting Saia’s ability to pursue a growth initiative when it made sense and just to go back in time, after the Clark transaction, which was two years ago, we really saw in our outlook for 2005 and 2006 was that that was going to be a year of unprecedented opportunity for industry consolidation in some of Saia’s markets. And because of that we were inclined to go a little bit slow on taking on expansion into new markets while that industry consolidation was likely.

And you know those revenue numbers I just reviewed with Jason, remember that is in year-over-year periods where we didn’t have any geographic expansion. That is just the success of our own initiatives, as well as some of that meaningful consolidation existing. So if you are growing over 20% a year without doing geographic expansion, that is pretty good growth. And having said that, we do think that we are increasingly ready to look at geographic expansion, and that is a priority for us now.

Jordan Alliger - Deutsche Bank — Analyst

And I guess as there is this management transition phase going on, that would not preclude you from looking at things over the next five or six months presumably?

Bert Trucksess - SCS Transportation — Chairman, CEO

No, I mean in fact that is one of the reasons that we have the transition that we have. It is kind of a two-step process, and over the balance of the year I will continue to be fully engaged as CEO, and then as we get into 2007 I will be more involved as Chairman and just beyond what the normal Director would do. But I am very comfortable that between the transition and more importantly the management capabilities of Rick and his management team that the process is going to be ready for the opportunities.

Jordan Alliger - Deutsche Bank — Analyst

Just a final question then. Now that Jevic is basically gone and the distraction from that, as you think about Saia longer-term, it may be useful to think about how you guys view sort of the longer-term growth targets for the Company or say longer-term growth rate expectations that you might look for either top line or operating profit wise as a standalone, purely focused entity?

Bert Trucksess - SCS Transportation — Chairman, CEO

I don’t think we want to in today’s call getting into putting out a specific number on that, but I would just say that when you look at the markets that Saia serves and you look at both the short-haul LTL all those different growth factors that I cited in my comments, they collectively should permit Saia to enjoy a rate of growth that would be over and above the baseline economy. And then if you layer on top of that the very meaningful opportunity for geographic expansion, you know that takes the number up even higher.

Again, if you go back in time it wasn’t that long ago that Saia was only in a handful of states. In fact, when I first started with Saia back in — let’s see when was it? — ‘92, we were only in seven states. And clearly during this period we’ve been able to enjoy much higher growth rates in the general economy, and I would expect that would continue. But I am just not comfortable throwing out a specific number today.

Jordan Alliger - Deutsche Bank — Analyst

That’s fine. I appreciate it. Thank you.

Operator

(OPERATOR INSTRUCTIONS) Art Hatfield, Morgan Keegan.

Art Hatfield - Morgan Keegan — Analyst

Congratulations, Bert, on getting this done. I know you have really worked hard on this. Just a couple of questions. For Jim first on the CapEx number for 2006, is that a Saia only number, or does that include some dollars for Jevic in the first half of the year?

Jim Bellinghausen - SCS Transportation — VP of Finance, CFO

No, that is a Saia only number.

Art Hatfield - Morgan Keegan — Analyst

And secondly, when you gave the pro forma numbers for ‘05, if I recall the real estate gain you can do the numbers, comes out to about $0.28, roughly, in earnings. Is it fair then to, as we look kind of forward to base normalized growth off $1.36 for Saia?

Jim Bellinghausen - SCS Transportation — VP of Finance, CFO

Well, I think you’ve got to — you have to back into your model. You are correct, though, that if you look at last year’s reported earnings per share of $1.82 included about $0.28 for real estate gain. So if you are starting out with your base and then Jevic contributed about $3 million to operating income in 2005, so I think we’ve said before there would be $250,000 is roughly $0.01.

Art Hatfield - Morgan Keegan — Analyst

Good. That’s all I have. Thanks.

Operator

(OPERATOR INSTRUCTIONS) [Derek Queen] with [Old Lane].

Derek Queen - Old Lane — Analyst

First congratulations on the transaction. My question was about capital structure and your thoughts if there is going to be any adjustment in debt or share buyback or anything like that.

Bert Trucksess - SCS Transportation — Chairman, CEO

Derek, that’s a good question. In connection with the Jevic divestment we did have an amendment to our credit agreements, and that served two purposes. One was to basically update some of our financial covenants just to reflect how the Company changed. There was a, I think net worth covenant needed to be resized. But the other thing we did was increase our capacity for share buyback programs, and we increased the basket by $25 million.

So as we sit here today our first priority is to use the Jevic proceeds for Saia growth initiatives. That is the key priority. Secondly, we do have $7 million of capacity under an existing stock buyback plan that is in place right now, and subject to Board of Director approval we have additional capacity to our credit agreements to expand that to the extent the Board so elects. So we will be open-minded on that. But I would tell you that we do see as our primary opportunity for those use of proceeds is funding Jevic growth initiatives — or Saia growth initiatives.

Derek Queen - Old Lane — Analyst

Again congratulations. Thanks.

Operator

At this time I would like to turn the floor back to Mr. Trucksess.

Bert Trucksess - SCS Transportation — Chairman, CEO

Well that concludes our comments. I hope everybody has a good Fourth of July, and we look forward to talking with everybody next time at the release of our second-quarter earnings. We will be announcing that date sometime, but it will be likely the third week of July. Thanks, everybody.

Operator

Thank you. This does conclude today’s SCS Transportation conference call. You may now disconnect.